UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) July 30, 2010

NEUROKINE PHARMACEUTICALS INC.
(Exact name of registrant as specified in its charter)

British Columbia	333-161157	n/a
(State or other jurisdiction of	(Commission File Number)	(IRS Employer
incorporation)		Identification No.)

1275 West 6th Avenue, Vancouver, British	V6H 1A6
Columbia, Canada
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (604) 805-7783

__________________________________
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 1.02	Termination of a Material Definitive Agreement
Item 3.02	Unregistered Sales of Equity Securities

On July 30, 2010, Neurokine Pharmaceuticals Inc. (“we”, “us”, “our”) rescinded a share subscription agreement with Pacific Biomedical Corp. (“Pacific”), for 4,000,000 shares of our common stock. The shares were subsequently surrendered and cancelled and the original subscription amount of $20,000 was returned to Pacific.

On July 30, 2010, we issued 4,000,000 units in our common stock to Mr. Hassan Salari at a price of $0.005 per unit for the aggregate price of $20,000. Each unit consists of one share of our common stock and a warrant to purchase a quarter of a share of common stock, exercisable at a price of $0.05 per share during a period of five years. Mr. Salari is one of our directors.

On July 30, 2010, we further issued 4,000,000 units to four investors, including Mr. Ahmad Doroudian, one of our directors and officers, who subscribed for 500,000 units. The units were issued at a price of $0.005 per unit for the aggregate price of $20,000 and consisted of one share of our common stock and one warrant to purchase one share of common stock at an exercise price of $0.005 per share during a period of two years.

The sale of the 8,000,000 units of our common stock was made pursuant to exemptions from registration requirements found in Regulation S and Section 4(2) of the United States Securities Act of 1933, as amended.

Item 9.01	Financial Statements and Exhibits
10.1	Subscription Agreement with Hassan Salari.
10.2	Subscription Agreement with Ahmad Doroudian.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 10, 2010	NEUROKINE PHARMACEUTICALS INC.
(Registrant)

By: /s/ Ahmad Doroudian
Ahmad Doroudian
President and Director